Mail Stop 3561

                              February 23, 2006


By U.S. Mail

Mr. Mark C. McBride
Mrs. Fields Famous Brands, LLC
2855 East Cottonwood Parkway
Suite 400
Salt Lake City, Utah 84121

      Re:	Mrs. Fields Famous Brands, LLC
      Form 10-K for the Fiscal Year Ended January 1, 2005
      Filed March 22, 2005
      File No. 333-115046

Dear Mr. McBride:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



									William Choi
									Branch Chief


??

??

??

??






UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0404

         DIVISION OF
CORPORATION FINANCE